Exhibit 99.1

Auxilium Pharmaceuticals Announces Encouraging Top-line 30-Day Data from XIAFLEX® (CCH) Phase Ib Study in Cellulite

- Data Supports Progression into Phase II; All Doses Were Generally Well-tolerated -

- Auxilium Plans to Initiate a CCH Phase IIa Cellulite Trial in 2H13-

MALVERN, PA, (December 13, 2012) - Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced top-line Day 30 data for collagenase clostridium histolyticum or CCH for the potential treatment, if approved by the U.S. Food and Drug Administration (FDA), of adult patients with edematous fibrosclerotic panniculopathy (EFP), commonly known as cellulite.  The phase Ib study is a single site, open-label dose-escalation study that enrolled 99 women between 21 and 60 years of age. Study participants were assigned to one of 11 arms, each of which varied in treatment dose, injection concentration and volume, to receive a single injection of CCH, divided into 10 aliquots over a pre-defined 8x10cm template around a target dimple.  The objectives of the study are to assess the safety and effectiveness of a single injection of CCH for the treatment of EFP at 30, 60 and 90 days across multiple dosing arms.  Pharmacokinetic evaluations were made as well.  Across all dosing arms, 60 patients (63%) who were treated experienced some improvement in the volume of their target cellulite dimple at Day 30.  Overall, 17% of patients had a greater than or equal to 30% improvement in their target dimple at Day 30; however, multiple CCH dosing arms had more than 40 percent of patients experience an improvement greater than or equal to 30% in their target dimple at Day 30.  Cellulite has been reported to occur in 85-98% of post-pubertal females and rarely in men; the condition is believed to be prevalent in women of all races. (1),(3)

“We are pleased with the safety profile and encouraging potential efficacy of CCH, with initial phase Ib results demonstrating that some doses of CCH exhibited potential improvement in dimple volume and were well tolerated with no dose-limiting side effects,” said Dr. James Tursi, Chief Medical Officer at Auxilium. “We look forward to advancing the clinical development of CCH in cellulite, which, if successful, we believe could lead to the first FDA-approved, office-based biological treatment option for cellulite that is supported by scientific results.”

Treatment-related adverse events with CCH were mostly localized bruising, injection site discomfort and swelling, and all such events resolved without intervention, which are all consistent with XIAFLEX use in other indications.  There were no new adverse events and no drug-related serious adverse events reported.

The following 3-D images represent baseline and Day 30 images of target dimples from two subjects who participated in the study.  Red color identifies the deepest areas within the target dimple, while blue color shows the areas with shallower depth closest to the normal skin surface.  Following a single injection of XIAFLEX, subject 1227 demonstrated a 30.6% improvement in target dimple volume at Day 30 and subject 1057 demonstrated a 42.1% improvement in target dimple volume at Day 30.  These results are not representative of all subjects, but help demonstrate the extent of visible improvement across patients.

“Thirty-day data from our phase Ib cellulite clinical trial represents another important development milestone for Auxilium as we advance a fourth potential indication of CCH in development, further diversifying XIAFLEX’s growing pipeline,” explained Adrian Adams, Chief Executive Officer and President of Auxilium. “We believe cellulite represents a significantly undertreated condition and that innovative approaches such as CCH may, if approved, one day be a viable solution for treatment.”

About Cellulite

Cellulite, also known medically as edematous fibrosclerotic panniculopathy or EFP, describes a pathologic condition, in which lobules of subcutaneous adipose tissue extend into the dermal layer.  Cellulite can involve the loss of elasticity or shrinking of collagen cords, called septae, that attach the skin to lower layers of muscle. When fat in cellulite prone areas swells and expands, the septae tether the skin, which causes surface dimpling characteristic of cellulite.  These changes can visibly affect the shape of the epidermis and resemble an orange peel-like dimpling of the skin.(1)  CCH treatment is intended to target and lyse, or break, those collagen tethers with the goal of releasing the skin dimpling and potentially resulting in smoothing of the skin.

In the normal subcutaneous fat layer directly under the skin, there are both perpendicular columnar and net-like fibrous connective tissue called septae. These fibrous septae, made of types I and III collagen, connect the epidermis to the dermis and create a network of compartmentalized adipose deposits. Women tend to have a higher proportion of columnar septae that are perpendicular to the epidermis, while men tend to have more of the net-like system.  In cellulite, the subcutaneous fat cells swell and push upwards. (2)  As a result, the skin between the septae is pushed up and the perpendicular septae act as an anchor to pull the epidermis downwards and form the classic cellulite dimple. The surrounding adipose tissue forms small bulges under the epidermis around the dimple that can give skin a “cottage cheese” texture

Cellulite occurs mainly on the buttocks, lower limbs, and abdomen and has been reported to occur in 85-98% of post-pubertal females and rarely in men.  The condition is believed to be prevalent in women of all races. (1),(3) Cellulite is different from generalized obesity. The fat cells found in generalized obesity are not limited to the pelvis, thighs, and abdomen. Further, the fat cells found in cellulite have different physiologic and biochemical property than fat tissue located elsewhere.(3) There is no definitive medical explanation for the presentation and prevalence of cellulite and, despite multiple types of therapeutic approaches for the attempted treatment of cellulite, there are no approved medical treatments and little scientific evidence that any current treatments are beneficial.(4)

About XIAFLEX

XIAFLEX (collagenase clostridium histolyticum or CCH) is a biologic approved in the U.S., EU and Canada for the treatment of adult Dupuytren’s contracture patients with a palpable cord. XIAFLEX is a minimally invasive treatment for this condition and consists of a highly purified combination of subtypes of collagenase, derived from Clostridium histolyticum, in a specific proportion. Together, the collagenase sub-types work synergistically to break the bonds of the triple helix collagen structure more effectively than human collagenase. XIAFLEX is currently under review by the FDA for the treatment of Peyronie’s disease.  CCH is also in phase IIa of development for the treatment of Frozen Shoulder syndrome (adhesive capsulitis) and in phase Ib of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy).

About the Phase Ib Cellulite trial

The phase Ib study is a single site, open-label dose-escalation study that enrolled 99 women between 21 and 60 years of age. The objectives of the study are to assess the safety and effectiveness of CCH for the treatment of EFP at 30, 60 and 90 days following a single dose, as well as evaluation of pharmacokinetics, to determine if a path forward exists into a later phase of development.  To qualify for the study participants must have had EFP in the posterolateral thighs and/or buttocks for at least 12 months prior to a screening visit. Following screening and determination of eligibility, study participants were assigned to one of eleven groups that varied in treatment dose, injection concentration and volume. Subjects received 10 concurrent injections (0.1 or 0.5 mL per injection) of CCH via a standardized template over a targeted area (8 cm x 10 cm) of EFP.  The template included a targeted centralized dimple.  The total dose of CCH that was administered into the targeted area ranged between 0.0029 mg and 0.464 mg; these doses represent between 0.5% and 80% of the dose used in a single injection for Dupuytren’s contracture (0.58 mg). Safety will be evaluated through the collection of adverse events, as well as a targeted assessment of local reactions to the treatment through 90 days. The treatment effectiveness will be evaluated by investigator and patient assessments, as well as 3-D photographic imaging techniques.

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences. Auxilium markets Testim® 1% (testosterone gel) for the topical treatment of hypogonadism and XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord in the U.S. GSK co-promotes Testim with Auxilium in the U.S.  Ferring International Center S.A. markets Testim in certain countries of the EU and Paladin Labs Inc. markets Testim in Canada.  Pfizer has marketing rights for XIAPEX® (the EU tradename for collagenase clostridium histolyticum) in 46 countries in Eurasia through April 24, 2013; Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan; and Actelion Pharmaceuticals Ltd has development and commercial rights for XIAFLEX in Canada, Australia, Brazil and Mexico.  The sBLA for XIAFLEX for the treatment of Peyronie’s disease was submitted to the FDA in November 2012.  Additionally, collagenase clostridium histolyticum (CCH) is in phase IIa of development for the treatment of Frozen Shoulder syndrome (adhesive capsulitis) and phase Ib of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy).  Auxilium also has rights to pursue additional indications for CCH. For additional information, visit http://www.auxilium.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the potential for CCH to treat edematous fibrosclerotic panniculopathy, commonly known as cellulite; the continued evaluation of subjects in the phase Ib study of CCH for the treatment of cellulite; the potential progression of CCH for the treatment of cellulite into Phase II and the timing and design of any subsequent study(ies); the number of people with cellulite and the market opportunity represented by that number; potential approval of CCH for the treatment of cellulite; and products in development for Peyronie’s disease, Frozen Shoulder syndrome and cellulite; and all other statements containing projections, statements of future performance or expectations, our beliefs or statements of plans or objectives for future operations (including statements of assumption underlying or relating to any of the foregoing). Forward-looking statements can generally be identified by words such as “believe,” “appears,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and other words and terms of similar meaning in connection with any discussion of projections, future performance or expectations, beliefs, plans or objectives for future operations (including statements of assumption underlying or relating to any of the foregoing). Actual results may differ materially from those reflected in these forward-looking statements due to various factors, including further evaluation of clinical data, results of clinical trials, decisions by regulatory authorities as to whether and when to approve drug applications, and general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and those discussed in Auxilium’s Annual Report under the heading “Risk Factors” on Form 10-K for the year ended December 31, 2011 and Form 10-Q for the quarter ended September 30, 2012, which are on file with the Securities and Exchange Commission (the “SEC”) and may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of Auxilium’s home page on the Internet at http://www.Auxilium.com under the heading “For Investors — SEC Filings.” There may be additional risks that Auxilium does not presently know or that Auxilium currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements.

In addition, forward-looking statements provide Auxilium’s expectations, plans or forecasts of future events and views as of the date of this release. Auxilium anticipates that subsequent events and developments will cause Auxilium’s assessments to change. However, while Auxilium may elect to update these forward-looking statements at some point in the future, Auxilium specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Auxilium’s assessments as of any date subsequent to the date of this release.

CONTACT:

James E. Fickenscher

Chief Financial Officer, Auxilium Pharmaceuticals, Inc.

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com

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References

(1)         Avram, Cellulite: a review of its physiology and treatment, Journal of Cosmetic Laser Therapy 2004; 6: 181—185

(2)         Querleux, Anatomy and physiology of subcutaneous adipose tissue by in vivo MRI and spectroscopy: Relationship with sex and presence of cellulite, Skin Research and Technology; 8: 118-124

(3)         Khan MH et al. Treatment of cellulite: Part I. Pathophysiology. J Am Acad Dermatol. 2010 Mar;62(3):361-70.

(4)         Wanner M et al. An evidence-based assessment of treatments for cellulite. J Drugs Dermatol. 2008 Apr;7(4):341-5.